Filed Pursuant to Rule 433
Registration No. 333-146225
March 5, 2008

Pricing Term Sheet

Issuer:	Vectren Utility Holdings, Inc.
Security:	6.25% Senior Monthly Notes due 2039
Maturity Date:	April 1, 2039
Ratings:	A- by Standard & Poor’s/Baa1 by Moody’s
Coupon:	6.25% per annum, payable monthly
Aggregate Offering Size:	$125,000,000
Proceeds to Issuer:	96.85% of principal amount ($968.50 per note)
Aggregate annual limitation on redemptions by representatives of deceased beneficial owners:	$2,500,000
Expected settlement date:	March 10, 2008
Underwriter:	Edward D. Jones & Co., L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-441-2357.